Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Prospectus Supplement to the Prospectus dated April 6, 2009 and the

Prospectus Supplement dated April 6, 2009 — No. 674

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$2,042,000
Equity Index-Linked Notes due 2012
(Linked to the TOPIX® Index)

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (January 31, 2012, subject to adjustment) is based on the performance of the TOPIX® Index (the “index”), as measured from the trade date (December 22, 2010) to and including the determination date (January 24, 2012, subject to adjustment). You could lose your entire investment in the notes if the index level declines to zero.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final index level (which will be determined on the determination date, subject to adjustment) from the initial index level (905.78), which we refer to as the “index return”. The index return may reflect a positive return (based on any increase in the index level over the life of the notes) or a negative return (based on any decrease in the index level over the life of the notes).

On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the index return times $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing level of the index on any day other than the determination date. You could lose your entire investment in the notes. The return on your notes is linked to the performance of the index on a one-to-one basis and therefore, you will lose 1% of each $1,000 face amount of your notes for every 1% decline in the index level. In addition, the notes do not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-12.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through July 13, 2011. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-6 of this prospectus supplement so that you may better understand those risks.

Original issue date (settlement date):	December 30, 2010	Underwriting discount:	0.10% of the face amount
Original issue price:	100.35% of the face amount	Net proceeds to the issuer:	100.25% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The TOPIX Index Value and the TOPIX Trademarks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Marks or as to the figure at which the TOPIX Index Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value. No notes are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the TOPIX Index Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the notes.

Goldman, Sachs & Co.

Prospectus Supplement dated December 22, 2010.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-12. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: the TOPIX® Index (Bloomberg Symbol, “TPX”), as maintained by the Tokyo Stock Exchange, Inc. (“TSE”); see “The Index” on page S-18

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000, or integral multiples of $1,000 in excess thereof; $2,042,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Payment amount: on the stated maturity date, we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the index return

Purchase at amount other than face amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount”

Trade date: December 22, 2010

Settlement date (original issue date): December 30, 2010

Initial index level: 905.78

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-13 and subject to adjustment as provided under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” on page S-13

Closing level: the official closing level of the index or any successor index published by the index sponsor at the regular weekday close of trading on the primary securities exchange for the stocks comprising the index (which we refer to as the index stocks) on the relevant trading day

Index return: the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a positive or negative percentage

Stated maturity date: January 31, 2012, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-13

Determination date: January 24, 2012, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated

Maturity Date — Determination Date” on page S-13

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

Calculation agent: Goldman, Sachs & Co.

Business day: as described under “Specific Terms of Your Notes — Business Day” on page S-15

Trading day: as described under “Specific Terms of Your Notes — Trading Day” on page S-15

CUSIP no.: 38146M635

ISIN no.: US38146M6350

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical final index levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Original Issue Price” on page S-6 and “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-8.

For these reasons, the actual performance of the index over the life of the offered notes, as well as the payment amount at maturity, if any, may bear little or no relation to the hypothetical examples shown below or to the historical closing levels of the index shown elsewhere in this prospectus supplement. For information about the closing level of the index during recent periods, see “The Index — Quarterly High, Low and Closing Levels of the Index” on page S-21.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $1,000 face amount of the notes if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown in the left column.

The table below assumes that the notes are purchased on the original issue date at the face amount and held to the stated maturity date. Moreover, the table below assumes that there is no change in or affecting the method by which the index sponsor calculates the index and that no market disruption event occurs with respect to any index commodity on the determination date.

The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final index level

(expressed as a percentage of the initial index level) and the assumptions noted above.

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
150.00%	150.00%
140.00%	140.00%
125.00%	125.00%
115.00%	115.00%
110.00%	110.00%
105.00%	105.00%
100.00%	100.00%
95.00%	95.00%
90.00%	90.00%
85.00%	85.00%
75.00%	75.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payment amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-8.

We cannot predict the actual final index level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used By Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through July 13, 2011. After July 13, 2011, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

The value or quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is significantly less than the original issue price, taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the TOPIX® Index as measured from the initial index level of 905.78 to the closing level on the determination date. If the final index level for your notes is less than the initial index level, you will have a loss for each $1,000 of the face amount of your notes equal to the index return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Amount Payable on Your Notes Is Not Linked to the Level of the Index at Any Time Other Than the Determination Date

The final index level will be based on the closing level of the index on the determination date (subject to adjustment as described elsewhere in this prospectus supplement). Therefore, if the final index level drops below the initial index level, you will receive less than the face amount of your notes on the stated maturity date and may lose all or a substantial portion of your investment in the notes. The payment amount for your notes will be significantly less than it would have been had the payment amount been linked to the closing level of the index prior to such drop in the level of the index. Although the actual level of the index on the stated maturity date or at other times during the life of your notes may be higher than the final index level, you will not benefit from the closing level of the index at any time other than on the determination date.

Your Notes Are Linked to an Index That Has Components Listed or Located Outside the United States; Your Investment in the Offered Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked to an index that has components that have their primary listing on an exchange located outside the U.S. or may include stocks issued by foreign companies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing level of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Index Stocks

The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index, without taking account of the value of dividends paid on those stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights or Rights to Receive Any Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level of the index;

•	the volatility — i.e., the frequency and magnitude of changes — in the level of the index;

•	the dividend rates of the stocks underlying the index;

•

economic, financial, legislative regulatory and political, military or other events that affect the stock markets generally and the stocks underlying the index, and which may affect the level of the index;

•	other interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the index based on its historical fluctuations. The actual level of the index over the life of the notes may bear little or no relation to the historical closing level of the index or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Index Stocks May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the index or the stocks comprising the index, which we refer to as the index stocks. We also have adjusted or expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or index stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index stocks. Any of these hedging activities may adversely affect the level of the index — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates have engaged or may engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of the index — directly or indirectly by affecting the price of the index stocks — and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive Any Stock

Investing in your notes will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your notes will be paid in cash, and you will have no right to receive delivery of any index stocks.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have owned or expect to own securities of, and have engaged or expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and in the future expect to publish research reports with respect to the index and some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we must pay on the stated maturity date; determining whether to postpone the determination date because of a market disruption event or a non-trading day; the stated maturity date; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. See “Specific Terms of Your Notes — Discontinuance or Modification of the Index” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the Index or the Index Stocks Could Affect the Payment Amount on Your Notes and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the index, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the index could affect the level of the index and, therefore, the payment amount on your notes on the stated maturity date and the market value of your notes before that date. The payment amount on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the level of the index or if the index sponsor discontinues or suspends calculation or publication of the level of the index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the closing level of the index is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the closing level of the index on the determination date — and thus the payment amount on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the index on the determination date and the payment amount on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

There Is No Affiliation Between the Index Stock Issuers or the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by

Any of the Other Index Stock Issuers or the Index Sponsor

Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the index sponsor or the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or any of the other index stock issuers. You, as an investor in your notes, should make your own investigation into the index and the index stock issuers. See “The Index” below for additional information about the index.

Neither the index sponsor nor any of the other index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the date that would otherwise be the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing. In no event, however, will such date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.

Moreover, if the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

If the calculation agent determines that the closing level of the index that must be used to determine the payment amount is not available on the determination date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Payment of Principal on the Stated Maturity Date — Discontinuance or Modification of the Index” below), the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index at the applicable time on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-24 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Stocks

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the index return.

The index return is calculated by subtracting the initial index level from the final index level and dividing the result by the initial index level, with the quotient expressed as a percentage.

The initial index level will be set on the trade date. The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor. However, the calculation agent will have discretion to adjust the closing level on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Index” below.

Stated Maturity Date

The stated maturity date is January 31, 2012, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date.

Determination Date

The determination date is January 24, 2012, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing level of the index that must be used to determine the payment amount is not available on the determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of the Index” below), the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index on that day.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the payment amount on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines on the determination date that the publication of the index is discontinued and there is no successor index,

the calculation agent will determine the payment amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the index or of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the levels of the index used to determine the payment amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the payment amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, trading days, the index return, the final index level, the determination date, the default amount and the payment amount on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all of the index stocks are open for trading, the index sponsor is open for business and the index is calculated and published by the index sponsor.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•

a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs

Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of futures and other instruments linked to the index on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/or

•

may take short positions in the index stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index stocks. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Index Stocks May Impair the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE INDEX

The TOPIX® Index, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. The TOPIX® Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. The TOPIX® Index is calculated and published by TSE. Additional information about the TOPIX® Index is available on the following website: http://www.tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of November 30, 2010, the 33 industry sectors which comprise the TOPIX® Index represent the following weights in the index:

Sector:*	Percentage (%)**
Insurance	2.51%
Precision Instruments	1.45%
Banks	9.03%
Warehousing & Harbor Transportation Services	0.23%
Wholesale Trade	5.28%
Information Communication	5.76%
Transportation Equipment	10.06%
Machinery	4.93%
Securities	1.54%
Fishery, Agriculture & Forestry	0.09%
Real Estate	2.38%
Services	1.68%
Chemicals	5.79%
Construction	1.99%
Glass & Ceramics Products	1.26%
Nonferrous Metals	1.33%
Land Transportation	3.58%
Air Transportation	0.35%
Electric Appliances	15.26%
Electric Power & Gas	4.92%
Iron & Steel	2.37%

Rubber Products	0.61%
Retail Trade	3.59%
Foods	3.02%
Metal Products	0.65%
Pulp & Paper	0.37%
Mining	0.50%
Pharmaceutical	4.23%
Other Financing Business	0.71%
Other Products	2.16%
Oil & Coal Products	0.86%
Textiles & Apparels	0.87%
Marine Transportation	0.65%

*	Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
**	Information provided by TSE. Percentages may not sum to 100% due to rounding.

TOPIX® Index Composition and Maintenance. The TOPIX® Index is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the indices. The TOPIX® Index has no constituent review. The number of constituents will change according to new listings and delistings.

TOPIX® Index Calculation. The TOPIX® Index is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968.

TSE calculates the TOPIX® Index by multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value. The resulting value is not expressed in Japanese yen but presented in terms of points rounded off to the nearest one hundredth. The formula for calculating the TOPIX® Index value can be expressed as follows:

Index value = Base point of 100	x	Current free float adjusted market value
Base market value

The current free float adjusted market value is the sum of the products of the price and the number of free float adjusted shares for index calculation of each component stock.

The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by TSE. The number of listed shares for index calculation normally coincides with that of listed shares. However, in case of a stock split, the number of listed shares increases at the additional listing date which comes after such stock split becomes effective; on the other hand, the number of listed shares for index calculation increases at the ex-rights date.

Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by TSE for each listed company for index calculation. The free float weight of Company A may be different from that of Company B. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free float weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, strategic exercise of preferred shares or equity warrants, company spin-off, merger, stock-swap, take-over bid and other events TSE judges as appropriate reasons to review.

In the event of any increase or decrease in the current free float adjusted market value due to reasons other than fluctuations in the stock market, such as public offerings or changes in the number of constituents in the TSE First Section, necessary adjustments are made by TSE to the base market value in order to maintain the continuity of the TOPIX® Index. TSE makes adjustments as follows:

	Event	Implementation of Adjustment (After close of trading)	Price used for adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	One business day before the last business day of the next month of listing	Price on the adjustment date

Addition

New Listing

Parent company established through stock-swap or similar transaction (including merger through establishing new company and company spin-off) to be promptly listed on the TSE First Section after the de-listing of the stocks in TOPIX® Index (the company will be included not in the TOPIX® Index, but in the TOPIX® New Series Index to which the de-listed company with the highest liquidity and the largest free-float adjusted market capitalization belonged)

		One business day before the listing or one business day after the listing if the business day before is a holiday	“Kijun Nedan” (base price used to decide the daily price limit), or the price defined by TSE

Addition	Transfer to the TSE First Section from the Second Section	One business day before
the last business day of
the next month of transfer
(a free float weight of 0.00
is used from the transfer
date to the adjustment
date and thus the number
of shares to be used for
calculation will be 0.00
		during such period)	Price on the adjustment date

Addition	Transfer to the TSE First Section from Mothers	One business day before
the last business day of
the next month of transfer
(a free float weight of 0.00
is used from the transfer
date to the adjustment
date and thus the number
of shares to be used for
calculation will be 0.00
		during such period)	Price on the adjustment date

Deletion	De-listing Company to be de-listed due to a stock-swap and the like while newly established companies promptly list its shares	Initial listing date of newly established company (Normally two business days after de-listing)	Price one business day before the de-listing date (the price used for adjustments is frozen after close of trading one business day before de- listing, to the exclusion date for index calculation purpose)

Deletion	Company to be de-listed due to other reason described above (merger and stock-swap with non-surviving company included in the TOPIX® Index)	One business day before de-listing	Price on the business day before the adjustment date

Deletion	Transfer to the TSE Second Section from the TSE First Section	One business day before transfer	Price on the business day before the adjustment date

Deletion	Designation of securities to be delisted	Three business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on the business day before the adjustment date

If trading in a certain constituent is suspended, TSE regards it as having no change in its share price for purposes of calculating the TOPIX® Index. In the event of unforeseen circumstances, or if TSE decides it is impossible to use its existing methods to calculate the TOPIX® Index, TSE may use an alternate method of index calculation as it deems valid.

Historical High, Low and Closing Levels

of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or the index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial part of your investment in the notes. During the period from January 4, 2007 through December 22, 2010, there were 707 13-month periods, the first of which began on January 4, 2007 and the last of which ended on December 22, 2010. In 581 of such 707 13-month periods, the closing level of the index on the final date of such period has fallen below the closing level of the index on the initial date of such period. Therefore, during approximately 82.18% of such 13-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 13-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the index. Before investing in the offered notes, you should consult publicly available information to determine the relevant index levels between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the index over the life of the offered notes, as well as the payment amount at maturity may bear little relation to the historical levels shown below.

The table below shows the high and low levels of the index as well as the closing levels of the index for each of the four calendar quarters in 2007, 2008, 2009 and 2010 (through December 22, 2010). We obtained the levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Index

	High	Low	Last
2007
Quarter ended March 31	1816.97	1656.72	1713.61
Quarter ended June 30	1789.38	1682.49	1774.88
Quarter ended September 30	1792.23	1480.39	1616.62
Quarter ended December 31	1677.52	1437.38	1475.68
2008
Quarter ended March 31	1424.29	1149.65	1212.96
Quarter ended June 30	1430.47	1230.49	1320.10
Quarter ended September 30	1332.57	1087.41	1087.41
Quarter ended December 31	1101.13	746.46	859.24
2009
Quarter ended March 31	888.25	700.93	773.66
Quarter ended June 30	950.54	793.82	929.76
Quarter ended September 30	975.59	852.42	909.84
Quarter ended December 31	915.87	811.01	907.59
2010
Quarter ended March 31	979.58	881.57	978.81
Quarter ended June 30	998.90	841.42	841.42
Quarter ended September 30	870.73	804.67	829.51
Quarter ending December 31 (through December 22, 2010)	906.21	803.12	905.78

License Agreement

The Goldman Sachs Group, Inc., or Goldman, Sachs & Co. (collectively, “Goldman Sachs”) have entered or expect to enter into non-exclusive license agreements with TSE, whereby we, in exchange for a fee, will be permitted to use the TOPIX® Index in connection with the offer and sale of the notes. We are not affiliated with TSE; the only relationship between TSE and Goldman Sachs is the licensing of the use of the TOPIX® Index and trademarks relating to the TOPIX® Index.

TSE is under no obligation to continue the calculation and dissemination of the TOPIX® Index. The notes are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this prospectus supplement that TSE makes any representation or warranty, implied or express, to Goldman Sachs, any holder of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the TOPIX® Index to track general stock market performance.

TSE determines, composes and calculates the TOPIX® Index without regard to the notes. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the TOPIX® Index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of the notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of the notes payable at the stated maturity date or upon redemption. TSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

Neither Goldman Sachs nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the TOPIX® Index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the TOPIX® Index or the manner in which the TOPIX® Index is applied in determining any initial index level or final index level or any amount payable upon maturity or redemption of the notes.

THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS ARE SUBJECT TO THE INTELLECTUAL PROPERTY RIGHTS OWNED BY THE TOKYO STOCK EXCHANGE, INC. AND THE TOKYO STOCK EXCHANGE, INC. OWNS ALL RIGHTS RELATING TO THE TOPIX® INDEX SUCH AS CALCULATION, PUBLICATION AND USE OF THE TOPIX® INDEX VALUE AND RELATING TO THE TOPIX TRADEMARKS.

THE TOKYO STOCK EXCHANGE, INC. SHALL RESERVE THE RIGHTS TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE TOPIX® INDEX VALUE OR TO CHANGE THE TOPIX TRADEMARKS OR CEASE THE USE THEREOF.

THE TOKYO STOCK EXCHANGE, INC. MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMED FROM THE USE OF THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS OR AS TO THE FIGURE AT WHICH THE TOPIX® INDEX VALUE STANDS ON ANY PARTICULAR DAY.

THE TOKYO STOCK EXCHANGE, INC. GIVES NO ASSURANCE REGARDING

ACCURACY OR COMPLETENESS OF THE TOPIX® INDEX VALUE AND DATA CONTAINED THEREIN. FURTHER, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE TOPIX® INDEX VALUE.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE TOKYO STOCK EXCHANGE, INC.

THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BEAR ANY OBLIGATION TO GIVE AN EXPLANATION OF THE NOTES OR ANY ADVISE ON INVESTMENTS TO ANY PURCHASER OF THE NOTES OR TO THE PUBLIC.

THE TOKYO STOCK EXCHANGE, INC. NEITHER SELECTS SPECIFIC STOCKS OR GROUPS THEREOF NOR TAKES INTO ACCOUNT ANY NEEDS OF THE ISSUING COMPANY OR ANY PURCHASER OF THE NOTES, FOR CALCULATION OF THE TOPIX® INDEX VALUE.

THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE THE NOTES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid derivative contract with respect to the index. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

We will not attempt to ascertain whether any component of the index would be treated as a “passive foreign investment company” (“PFIC”),

within the meaning of Section 1297 of the Internal Revenue Code. If a component of the index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. holder. You should refer to information filed with the SEC with respect to each component and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular component of the index is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that, while your notes should generally be characterized as described above, the gain you recognize upon the sale, exchange or maturity of your notes should be treated as ordinary income.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisors as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” and “— United States Alien Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts

(prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $25,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on December 30, 2010, which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that

Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the offered notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1)

of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The offered notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the offered notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-6
Specific Terms of Your Notes	S-12
Use of Proceeds and Hedging	S-17
The Index	S-18
Supplemental Discussion of Federal Income Tax Consequences	S-24
Employee Retirement Income Security Act	S-27
Supplemental Plan of Distribution	S-28
Conflicts of Interest	S-29

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc.	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$2,042,000

The Goldman Sachs

Group, Inc.

Equity Index-Linked Notes due 2012

(Linked to the TOPIX® Index)

Medium Term Notes, Series D

Goldman, Sachs & Co.